Exhibit 99.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of May 28, 2015, is by and among Pavonia Limited (“Holdco”) and Avago Technologies Limited (“Antelope”), each a limited company organized under the laws of the Republic of Singapore, and the persons set forth on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”) with respect to matters relating to Broadcom Corporation, a California corporation (“Buffalo” or the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, each Shareholder and its respective affiliates are, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of the number of shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and/or Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) of the Company set forth opposite the name of such Shareholder on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by such Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares” of such Shareholder).

WHEREAS, each of Holdco, Antelope, Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Antelope, Holdco, New LP, Intermediate Holdco and Finance Holdco, the “Antelope Parties”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that (i) all of the issued ordinary shares in the capital of Antelope will be transferred to Finance Holdco, as the entity designated by Holdco, to receive such issued Antelope ordinary shares, pursuant to a scheme of arrangement under Singapore law in accordance with Section 210 of the Singapore Companies Act, and all holders of such transferred shares shall receive an equal number of Holdco ordinary shares (the “Antelope Scheme”) and (ii) the merger of Cash/Stock Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Cash/Stock Merger”) and, to the extent applicable, immediately following the Cash/Stock Merger, the merger of Unit Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Unit Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Antelope has required that each Shareholder, and as an inducement and in consideration therefor, each Shareholder (in such Shareholder’s capacity as a holder of any Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective and conditioned upon the execution and delivery of the Merger Agreement by the parties thereto:

ARTICLE I

VOTING AND OTHER SHAREHOLDER COVENANTS

Each Shareholder hereby covenants and agrees that:

1.1 Voting of Subject Shares. At every meeting of the holders of Company Common Stock (the “Company Shareholders”), however convened, called for the purpose of voting upon the approval of the Merger Agreement and the approval of the transactions contemplated thereby, and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote such Shareholder’s Subject Shares (a) in favor of (i) approval of the Merger Agreement under California law and the approval of the transactions contemplated thereby, (ii) approval of any proposal by the Company to adjourn or postpone the meeting to a later date (but prior to termination of this Agreement), if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held and (iii) in favor of any other matter contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any meeting of the Company Shareholders; and (b) against any Buffalo Acquisition Proposal. Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of such Shareholder to vote (including by proxy or written consent, if applicable) in favor of, or against or to abstain with respect to, any matters presented to the Company Shareholders.

1.2 No Inconsistent Arrangements. Such Shareholder shall not, directly or indirectly, (a) create any Lien other than restrictions imposed by applicable Law or pursuant to this Agreement on any of such Shareholder’s Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract agreeing to any Transfer of such Shareholder’s Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Shareholder’s Subject Shares that is inconsistent with the terms of this Agreement, (d) deposit or permit the deposit of such Shareholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Subject Shares that is inconsistent or conflicts with this Agreement or (e) except in connection with any Transfer permitted hereunder, convert any shares of Class B Common Stock into shares of Class A Common Stock. Notwithstanding the foregoing, such Shareholder may make Transfers of such Shareholder’s Subject Shares: (x) in the case of a Shareholder, to any member of such Shareholder’s immediate family, or to trusts solely for the benefit of such Shareholder (or, to the extent that such Shareholder is not a natural person, the ultimate beneficial owner of the Subject Shares held by such Shareholder) or any member of such Shareholder’s (or such beneficial owner’s) immediate family (or to trusts solely for the benefit of such Shareholder or ultimate beneficial owner), by will or otherwise upon the death of such Shareholder or otherwise for estate planning purposes, by operation of law, to any other Shareholder, or for charitable purposes or as charitable gifts or donations; and (y) to any person who is a “Permitted Transferee” of such Shareholder as defined in Article III, Section B of the Company’s Articles of Incorporation (other than paragraph 3(b) thereof), provided that in all of which cases set forth in clauses (x) and (y) such Shareholder’s Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in addition to the Transfers contemplated by the preceding sentence, each of the Shareholders identified on Exhibit A may, in the aggregate for all of such Shareholders (collectively, the “Shareholder Group”), Transfer to one or more third parties up to 2,000,000 of the Subject Shares without any requirement that the transferee of such Subject Shares agree to be bound by the terms and conditions of this Agreement.

1.3 No Exercise of Appraisal Rights. Such Shareholder agrees not to exercise any appraisal rights or dissenter’s rights that may arise with respect to the Cash/Stock Merger or the Unit Merger pursuant to Chapter 13 of the California Corporations Code in respect of such Shareholder’s Subject Shares.

1.4 Documentation and Information. Such Shareholder shall permit and hereby authorizes Holdco, Antelope and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Holdco, Antelope or the Company reasonably determines to be necessary in connection with the Cash/Stock Merger or the Unit Merger and any other transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of such Shareholder’s Subject Shares and the nature of such Shareholder’s commitments and obligations under this Agreement; provided, that the Company shall give each Shareholder and its or his legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public.

1.5 No Obligation to Exercise Options or Other Securities. Nothing contained in this Article I shall require any Shareholder (or shall entitle any proxy of such Shareholder) to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (ii) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

1.6 Solicitation. Such Shareholder shall, and such Shareholder shall use its reasonable best efforts to cause its respective Representatives not to, take any action that the Company and its Representatives would then be prohibited from taking under Section 6.3(a) of the Merger Agreement. Such Shareholder shall, and shall use its reasonable best efforts to cause its respective Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Buffalo Acquisition Proposal. Such Shareholder shall be responsible for any breach by such Shareholder’s Representatives of this Section 1.6.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby severally, as to itself only, represents and warrants to Holdco and Antelope that:

2.1 Authorization; Binding Agreement. Such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. Such Shareholder has full entity or individual power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder, and constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (the “Enforceability Exceptions”).

2.2 Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner of such Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Shareholder under an employee benefit plan of the Company, and (d) as set forth in the Company’s Articles of Incorporation. The Subject Shares listed on Schedule A opposite such Shareholder’s name constitute all of the shares of Common Stock of the Company owned of record or beneficially by such Shareholder as of the date hereof. Except pursuant to this Agreement or the Merger Agreement or as set forth in the Company’s Articles of Incorporation, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

2.3 Voting Power. Such Shareholder has full voting power with respect to such Shareholder’s Subject Shares, and full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, and except as set forth on Schedule A, full power of disposition, in each case with respect to all of such Shareholder’s Subject Shares. None of such Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided in the Company’s Articles of Incorporation and hereunder.

2.4 Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing. Such Shareholder understands and acknowledges that Antelope is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.5 Absence of Litigation. With respect to such Shareholder, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Shareholder, threatened against, such Shareholder or any of such Shareholder’s properties or assets (including the Subject Shares of such Shareholder) that could reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDCO, ANTELOPE AND THE COMPANY

Each of Holdco, Antelope and the Company (collectively, the “Corporate Parties”) severally (in the case of the Company) and jointly and severally (in the case of Holdco and Antelope) represents and warrants to the Shareholders that:

3.1 Organization; Authorization. Each such Corporate Party is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. The execution and delivery of this Agreement by such Corporate Party, and the performance of its respective obligations hereunder are within such Corporate Party’s corporate powers and have been duly authorized by all necessary corporate actions on the part of such Corporate Party. Such Corporate Party has full power and authority to execute, deliver and perform its obligations under this Agreement.

3.2 Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Corporate Party, and constitutes a valid and binding obligation of such Corporate Party enforceable against such Corporate Party in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Absence of Litigation. With respect to each Corporate Party, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Corporate Party, threatened against, such Corporate Party or any of its properties or assets that could reasonably be expected to prevent, delay or impair the ability of such Corporate Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.4 Reliance. Each Corporate Party understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution, delivery and performance of this Agreement (including the provisions of Article IV hereof) by the Corporate Parties.

3.5 No Other Representations. Each Corporate Party acknowledges and agrees that other than the representations set forth in Article II, the Shareholders have not made and are not making any representations or warranties with respect to the Company, the Shareholder’s ownership of Class A Common Stock or Class B Common Stock, the Merger Agreement or any other matter.

ARTICLE IV

INDEMNITY AND EXPENSE REIMBURSEMENT

4.1 Indemnification.

(a) The Company hereby agrees to hold harmless and indemnify each Shareholder and each of such Shareholder’s trustees and beneficiaries and their respective directors, officers, managers, employees, consultants, controlling persons, advisors and successors and assigns of each of the foregoing in their capacity of such relationship to such Shareholder (collectively, “Indemnitees” with respect to such Shareholder) to the fullest extent authorized or permitted by applicable law against any and all costs and expenses (including reasonable attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred by any Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action, suit or proceeding by or in the right of the Company) to which such Indemnitee is, was, or at any time becomes a party, or is threatened to be made a party, to the extent arising from the related Shareholder’s entry into, or performance under, this Agreement and that otherwise involves or relates directly or indirectly to any facts, circumstances, events or other matters arising out of, or related to, the Merger Agreement or this Agreement.

(b) Not later than twenty (20) days after receipt by an Indemnitee of notice of the commencement of any action, suit or proceeding described in Section 4.1(a), such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability hereunder unless such omission materially prejudices the Company, or from any liability which it may have to any Indemnitee other than under this Agreement.

(c) With respect to any such action, suit or proceeding as to which an Indemnitee notifies the Company of the commencement or threat thereof, such Indemnitee shall have the right to choose counsel reasonably acceptable to the Company (it being understood that Morrison & Foerster LLP and McDermott Will & Emery LLP are deemed acceptable) to defend any such pending or threatened action, suit or proceeding, and such Indemnitee shall be entitled to conduct the defense of such action, suit or proceeding; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel). Such Indemnitee will consider in good faith joint representation with other defendants in such action, suit or proceeding but shall not be obligated to agree to such joint representation or accept any other representation recommended by the Company. Such Indemnitee shall not be permitted to settle any such action, suit or proceeding without the written consent of the Company, such consent not to be unreasonably withheld or delayed. The Company will be entitled to participate in any such action, suit or proceeding at its own expense.

(d) Solely in the event of the written request of such Indemnitee, the Company may at its election assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and following notice from the Company to such Indemnitee of the Company’s assumption of the defense thereof, the Company will not be liable to such Indemnitee under this Agreement for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below (but shall remain liable for judgments, fines and amounts paid in settlement in connection therewith to the extent that indemnification therefor was otherwise required under this Agreement). In such event, such Indemnitee shall have the right to employ counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of the Company’s assumption of the defense thereof shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been authorized by the Company in writing, (ii) such Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and such Indemnitee in the conduct of the defense of such action, suit or proceeding (in which event Section 4.1(c) shall apply) or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, suit or proceeding in each of which cases the fees and expenses of Indemnitee’s separate counsel shall be at the expense of the Company; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel).

(e) The Company shall not be required to indemnify any Indemnitee pursuant hereto (i) in connection with any action, suit or proceeding that is initiated by such Indemnitee against the Company, Holdco or Antelope (unless such action, suit or proceeding was authorized in the specific case by action of the Board of Directors of the subject company, or is to enforce or obtain a declaration of such Indemnitee’s rights under the terms of any provision of this Agreement), or (ii) if it shall be determined by a final adjudication of a court of competent jurisdiction (from which there is no right of appeal) that such indemnification is not lawful (in which case the Company shall remain obligated for the contribution obligations under clause (j) below).

(f) The Company shall not be liable to indemnify an Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent, such consent not to be unreasonably withheld or delayed. The Company shall be permitted to settle any action for which the Indemnitee is fully indemnified by the Company or a third party except that (i) the Company shall not settle any action or claim in any manner which would impose any expense, payment, penalty or limitation on Shareholder without Shareholder’s written consent and (ii) the Company shall not settle any action, claim or proceeding without obtaining a full and complete release of such Indemnitee with respect thereto. Neither the Company nor any Indemnitee shall unreasonably withhold or delay its consent to any proposed settlement.

(g) In the event that an Indemnitee employs the Indemnitee’s own counsel at the expense of the Company pursuant to the provisions of this Section 4.1, the Company shall, to the fullest extent possible and except as prohibited by law, advance to such Indemnitee, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal, expert and consultant fees and expenses) incurred in investigating or defending any such action, suit or proceeding within thirty (30) calendar days after delivery to the Company of copies of invoices for such expenses.

(h) In the event an Indemnitee is required to bring any action, suit or proceeding to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse such Indemnitee for all of such Indemnitee’s reasonable legal fees and other expenses in bringing and pursuing such action.

(i) The obligations of the Company contained herein shall continue during the period the Agreement is in effect, and shall continue thereafter so long as any Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, that is subject to indemnification hereunder.

(j) If the indemnification provided hereby is unavailable with respect to any Shareholder by reason of a court decision, the Company shall contribute to the amount of expenses (including attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred and paid or payable by an Indemnitee to the fullest extent permitted by applicable Law.

(k) From and after the consummation of the transactions contemplated by the Merger Agreement, Holdco and Antelope shall cause the Company to honor its obligations hereunder and Holdco and Antelope will be jointly and severally responsible, together with the Company, for such obligations.

4.2 Expenses of Shareholders. In addition to and without limiting the rights of each Shareholder and other Indemnitees pursuant to Section 4.1, and whether or not the transactions contemplated by the Merger Agreement are consummated, the Company will promptly pay or reimburse, upon submission, the Shareholder Group’s out-of-pocket expenses pertaining to the Merger Agreement and this Agreement or any of the transactions or other matters contemplated by any of such agreements, in an amount not to exceed $1,200,000 for the Shareholder Group in the aggregate. No Shareholder will be deemed to have waived any attorney-client or other privilege by reason of submitting for payment or reimbursement any statements or invoices from its legal advisors.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to the Corporate Parties, in accordance with the provisions of the Merger Agreement and (b) if to any Shareholder, to such Shareholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such Shareholder may hereafter specify in writing to the Corporate Parties for the purpose by notice to such parties.

5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Buffalo Effective Times, (c) the entry without the prior written consent of the Shareholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under, or conditions to closing, the Merger Agreement, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration, (d) an extension of the End Date by more than 60 days, (e) the addition of any new material additional condition to the consummation of the Merger in favor of Antelope and (f) the mutual written agreement of each of the parties hereto to terminate this Agreement. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any Knowing and Intentional Breach of this Agreement prior to termination hereof, and (y) the provisions of Section 1.6 and this Article V shall survive any termination of this Agreement. For purposes of this Agreement, the term “Knowing and Intentional Material Breach” shall (y) with respect to the Corporate Parties, have the meaning set forth in the Merger Agreement, and (z) with respect to a Shareholder, shall mean a material breach of this Agreement that is a consequence of an act or omission to act undertaken by such Shareholder with the actual knowledge that the taking of such act, or such failure to act, would cause a material breach of this Agreement. Each Shareholder that is a natural person acknowledges that such Shareholder has read this Agreement with the assistance of counsel. The provisions of Article IV shall survive (x) any termination of the Merger Agreement or this Agreement, and (y) the consummation of the transactions contemplated by the Merger Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Prior to the Buffalo Effective Times, neither the Antelope Parties nor the Company shall agree to any amendment to the form of the Partnership Agreement which adversely affects in any material respect the rights of the holders of Units thereunder without the prior written consent of the Shareholder first identified on the signature page hereof.

5.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. None of the parties hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Antelope and Holdco may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one of more of their respective Affiliates at any time; provided, that such transfer or assignment shall not relieve Antelope or Holdco, as the case may be, of any of its obligations hereunder.

5.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws. Each of Holdco, Antelope, the Company and the Shareholders hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of California state court located in the City of San Jose and County of Santa Clara, California, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of California, and appellate courts therefrom, (collectively, the “California Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the California Courts and agrees not to plead or claim in any California Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of California, to appoint and maintain an agent in the State of California as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of California. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Counterparts. The parties hereto may execute this Agreement in two or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes.

5.7 Entire Agreement. Without limiting any of the Shareholders’ rights, if any, under the Merger Agreement, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to its subject matter.

5.8 Severability. No provision of this Agreement shall be deemed unenforceable if it is subject to an interpretation that would render it enforceable. If a court of competent jurisdiction finds that any provision of this Agreement is unenforceable, in whole or in part, (a) such a finding will not disturb the validity and enforceability of the remaining provisions of this Agreement, and (b) the court shall have the authority to modify and/or “blue pencil” this Agreement in order to render it enforceable and to effect the original intent of the parties to the fullest extent permitted by law

5.9 Specific Performance. The parties hereto agree that (a) The Corporate Parties would be irreparably damaged if for any reason any Shareholder fails to perform any of its obligations under this Agreement and that the Corporate Parties may not have an adequate remedy at law for money damages in such event and (b) the Shareholders would be irreparably damaged if for any reason any Corporate Party fails to perform any of its obligations under this Agreement and the Shareholders may not have an adequate remedy at law for money damages in such event. Accordingly, each of the parties hereto shall be entitled to seek specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any California Court, in addition to any other remedy to which it is entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

5.10 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.11 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

5.13 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.14 Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary and no such action or omission shall be deemed a breach of this Agreement.

5.15 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

5.16 Obligations of Shareholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Shareholder are several and not joint and several, and in no event shall any Shareholder have any obligation or liability for any of the representations, warranties, covenants or agreements of any other Shareholder.

5.17 No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in any Corporate Party any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholders and none of the Corporate Parties shall have any authority to exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares except as provided in this Agreement.

5.18 No Effect on Class B Common Stock. Notwithstanding anything to the contrary in this Agreement or in the Company’s Articles of Incorporation, the Company agrees that neither the execution and delivery by the Shareholders of this Agreement nor the performance by the Shareholders of any of the obligations hereunder will have any adverse effect on the Shareholders’ ownership of Class B Common Stock of the Company. Without limiting the foregoing, in no event shall the execution and delivery by the Shareholders of this Agreement or the performance by the Shareholders of any of their obligations hereunder be deemed to constitute a change in the beneficial ownership of (or transfer or confer to any other Person beneficial ownership of) any Subject Shares or result in the conversion of any Subject Shares constituting Class B Common Stock held by the Shareholders into shares of Class A Common Stock, and the Company agrees to refrain from taking (and to prohibit any of its officers from taking) any position inconsistent with the provisions of this Section 5.18, whether in connection with the transactions contemplated by the Merger Agreement or otherwise. In the event that any provision(s) of this Agreement would constitute a change or transfer of or confer any beneficial ownership interest with respect to any of the Subject Shares for purposes of Section B.3(a) or Section B.4(b) of Article III of the Company’s Articles of Incorporation, such provision(s) shall be void and of no force and effect.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PAVONIA LIMITED

By:	/s/ Patricia H. McCall
	Name:	Patricia H. McCall
	Title:	Director and Nominee Shareholder

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Anthony E. Maslowski
	Name:	Anthony E. Maslowski
	Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BROADCOM CORPORATION

By:	/s/ Eric K. Brandt
	Name:	Eric K. Brandt
	Title:	Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Henry T. Nicholas III
Henry T. Nicholas III,
Trustee of the Nicholas Technology Holding Trust

NICHOLAS INVESTMENT HOLDINGS, LLC

By:	/s/ Henry T. Nicholas, III
Its:	President of NMG, its Manager

/s/ Henry T. Nicholas III Henry T. Nicholas III,
Custodian for Brett R. Nicholas, UTMA/CA

/s/ Henry T. Nicholas III
Henry T. Nicholas III,
Custodian for Matthew C. Nicholas, UTMA/CA

/s/ Henry T. Nicholas III
Henry T. Nicholas III,
Custodian for Shelby V. Nicholas, UTMA/CA

Schedule A

Name of Shareholder	Class of Shares	No. Shares held of record	No. Shares beneficially owned*
Nicholas Technology Holding Trust	A	0	0
	B	26,168,798	26,168,798
Dr. Henry T. Nicholas III, as custodian for his children	A	0	0
	B	2,070	2,070
Nicholas Investment Holdings, LLC	A	47,973	47,973
	B	0	0

*	As defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.